AMENDMENT NUMBER 2

to the

EMPLOYMENT AGREEMENT
Between
KNBT BANCORP, INC.,
KEYSTONE NAZARETH BANK & TRUST COMPANY,
And
EUGENE T. SOBOL

WHEREAS, in connection with the entering into of the Agreement and Plan of Merger between Keystone Savings Bank (now known as Keystone Nazareth Bank & Trust Company) (the ”Bank”) and First Colonial Group, Inc. (“First Colonial”) (the “Merger Agreement”), the Bank and Eugene T. Sobol (the “Executive”) entered into an Employment Agreement dated March 5, 2003 as amended effective as of December 31, 2004 as described below (referred to hereinafter as the “Agreement”);

WHEREAS, in accordance with the terms of Section 29 of the Agreement and in connection with the consummation of the transactions contemplated by the Merger Agreement, KNBT Bancorp, Inc., the parent holding company of the Bank (the Company”), became a party to the Agreement (the Bank and the Company are hereinafter referred to as the “Employers”);

WHEREAS, the Agreement was amended effective as of December 31, 2004; and

WHEREAS, the Executive is accepting a change in his duties;

WHEREAS, the Boards of Directors of the Employers and Executive desire to amend the Agreement to reflect such change in Executive’s duties.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Employers and Executive do hereby agree to amend the Agreement as follows:

1. Section 3 of the Agreement be and hereby is deleted and replaced in its entirety by the following:

Throughout the Employment Period, the Executive shall serve as the Senior Executive Vice President, Chief Financial Officer and Treasurer of each of the Employers, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of each of the Employers and as are customarily associated with such positions. The Executive shall devote his full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Employers and shall use his best efforts to advance the interests of the Employers.

2. All other sections and provisions in the Agreement shall continue in full force and effect and are incorporated by reference into this Amendment No. 2 except that the compensation of Executive shall be that amount which is presently in effect as determined by the Boards of Directors of the Employers and not the initial compensation referred to in Section 4(a) of the Agreement.

This Amendment No. 2 to the Agreement shall be deemed effective as of June 27, 2005.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 to the Agreement as of this 27th day of June 2005.

ATTEST:	KNBT BANCORP, INC.

/s/ Michele Linsky	By: /s/ Jeffrey P. Feather

Witness	Title: Chairman

ATTEST:	KEYSTONE NAZARETH BANK & TRUST COMPANY

/s/ Michele Linsky	By: /s/ Scott V. Fainor

Witness	Title: President and Chief Executive Officer

ATTEST:	EXECUTIVE

/s/ Michele Linsky	By: /s/ Eugene T. Sobol

Witness	Eugene T. Sobol